Exhibit 6.6

DEPOSIT ACCOUNT CONTROL AGREEMENT

This DEPOSIT Account Control Agreement (this “Agreement”), is made and entered into as of this 4th day of November, 2024, by and among Old Glory Holding Company, a Delaware corporation (“Issuer”), Rialto Markets, LLC, a Delaware limited liability company (“Broker”), and Old Glory Bank, an Oklahoma Banking corporation (“Bank”), with respect to the following:

A. Pursuant to that certain Broker-Dealer – Onboarding Agent Agreement, dated August 29, 2024, by and between Issuer and Broker (the “Broker Agreement”), Issuer has engaged Broker to provide certain operations and compliance services relating to an offering of Issuer’s Class B Common Stock, par value $0.0001 (the “Shares”), under Regulation A (Tier 2), pursuant to that certain Offering Circular that Issuer filed with the Securities and Exchange Commission (the “Offering”).

B. In connection with the Offering, potential investors (“Investors”) may offer to subscribe to purchase Shares from Issuer (each, a “Subscription”), pursuant to that certain Subscription Agreement attached to such Offering Circular (the “Subscription Agreement”). As part of each Subscription, such Investor shall be obligated to fund such purchase with US Dollars (for each Subscription, as funded, the “Subscription Funds”). All Subscription Funds shall be solely remitted into the Control Account (as defined below). Issuer has the complete discretion to accept or reject each Subscription and if rejected by Issuer, Issuer shall direct Bank to promptly return such Subscription Funds to Investor.

C. Issuer has established the following Deposit Account with Bank (the “Control Account”):

Name in Which Account is Maintained	Routing Number	Account Number
Old Glory Holding Company	103113441	0191204009

D. The parties hereto desire to enter into this Agreement in order to set forth their respective rights and obligations with respect to the Control Account and all funds on deposit therein from time to time so that Broker has the right and ability to perform under the Broker Agreement and otherwise under applicable law.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

1. Effectiveness. This Agreement shall take effect immediately upon its execution by all parties hereto and shall supersede any deposit account control agreement or similar agreement in effect with respect to any Control Account.

2. Control of Control Account.

(a) Control. Bank will not permit the withdrawal or other disposition of any funds in the Control Account (including a transfer to another account at Bank) except as expressly provided in this Agreement.

(b) Acceptance of Subscriptions. Issuer shall not withdraw or transfer any Subscription Funds from the Control Account until both of the following two conditions occur (collectively, the “Acceptance Conditions”): (i) Broker has provided notice to Issuer that such Investor has satisfied all KYC and other compliance items required by Broker, including (without limitation) the investment limits of Rule 251(D)(2)(I)(C) of Regulation A and as otherwise required by applicable law; and (ii) Issuer has accepted such Subscription. Upon the occurrence of the Acceptance Conditions for any given Subscription, Bank shall remit such Subscription Funds relating to such Subscription as then directed by Issuer.

(c) Rejection of Subscriptions. If Issuer rejects any Subscription, then either Issuer or Broker shall direct Bank to return such funds to such Investor via check mailed to the Investor’s address set forth within such Subscription Agreement; provided, however, if Investor funded any portion of such Subscription Funds via a credit or debit card, then in lieu of mailing a check, Broker may refund such amount via such credit or debit card. Issuer shall be deemed to reject any Subscription that Issuer has not accepted within 10 calendar days of the date in which Investor executed the Subscription Agreement.

(d) No Action. Notwithstanding anything to contrary, if each of the Acceptance Conditions have are not been satisfied within 10 calendar days of the date in which Investor executes the Subscription Agreement, then Issuer shall be deemed to reject such Subscription and either Broker or Issuer shall direct Bank to return all such Subscription Funds in the Control Account to Investor via a check mailed to the Investor’s address set forth within such Subscription Agreement; provided, however, if Investor funded any portion of such Subscription Funds via a credit or debit card, then in lieu of mailing a check, Broker may refund such amount via such credit or debit card.

3. Control Account Access. Bank will provide to Broker during the term of this Agreement online access (view only) to the Control Account, which includes all deposit activity therein for such period.

4. Fees. Issuer shall be responsible all fees of Bank relating to the Control Account. Broker shall not have any responsibility or liability for the payment of any fees to Bank.

5. Representations and Warranties. The Bank represents and warrants to the Broker that the Bank (i) is an organization engaged in the business of banking, (ii) maintains the Control Account as a demand deposit account in the ordinary course of the Bank’s business, and (iii) has not entered into any currently effective agreement with any person under which the Bank may be obligated to comply with disposition instructions originated by a person other than the Issuer or the Broker. The Bank will not enter into any agreement with any person under which the Bank may be obligated to comply with Disposition Instructions originated by a person other than the Issuer or the Broker.

6. No Setoff. Bank agrees that Bank will not exercise or claim any right of setoff or security interest or banker’s lien against the Control Account or any Subscription Funds on deposit therein, and Bank hereby further waives any such right or lien that it may have against any Subscription Funds deposited in the Control Account. Notwithstanding anything to contrary, Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Control Account and shall not be in violation of this Agreement for so doing.

7. Termination. This Agreement may only be terminated upon delivery to Bank of a written notice of termination jointly executed by both Issuer and Broker.

8. Notices. Any notice, approval, consent, or approval required or permitted to be delivered hereunder shall be in writing and shall be effective the next business day when e-mailed to the e-mail address set forth on the signature page for the applicable party. Any party hereto, at any time, by written notice given to the other in accordance with this Section, may designate a different e-mail address to which such communications shall thereafter be directed.

9. Miscellaneous.

(a) This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns, but neither Issuer nor Bank shall be entitled to assign or delegate any of its rights and/or duties under this Agreement without mutual agreement of all of the parties hereto.

(b) Broker may assign its rights and/or duties under this Agreement by written notice to Bank and Issuer and such assignment shall be effective as to Issuer and Bank upon written notice to same.

(c) This Agreement may be executed in any number of several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signature delivered by facsimile transmission or other electronic means shall be deemed the equivalent of an original signature for all purposes.

(d) This Agreement shall be governed by the laws of the State of Delaware.

(e) This Agreement may be amended only by a written instrument executed by Broker, Bank, and Issuer acting by their respective duly authorized representatives.

(f) Issuer acknowledges that the agreements made by it and the authorizations granted by it in this Agreement are irrevocable and that the authorizations granted in this Agreement are powers coupled with an interest.

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

Issuer:
Old Glory Holding Company

E-Mail Address for notices:

By:	/s/ Michael P. Ring
	Michael P. Ring, President & CEO	RingM@OldGloryBank.com

Broker:
Rialto Markets LLC

E-Mail Address for notices:

By:	/s/ Shari Noonan
Shari Noonan

Bank:
Old Glory Bank

E-Mail Address for notices:

By:	/s/ Robert Halford
Robert Halford, CFO
Rhalford@OldGloryBank.com

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